All information in this Term Sheet , whether regarding assets backing any securities discussed herein or otherwise, will be superseded by the information contained in the final prospectus.

May 8, 2003
Preliminary Structural and Collateral Term Sheet
$576,518,000 (approximate) of Senior Certificates GSR Mortgage Loan Trust 2003-5F GS Mortgage Securities Corp., Depositor Mortgage Pass-Through Certificates, Series 2003-5F
Features of the Transaction			Key Terms
•

Offering consists of two tracks of senior certificates totaling approximately $576,518,000 expected to be rated triple-A by two of the three of: S&P, Fitch or Moody's. The 2 tracks of seniors are expected to be approximately:

$ 319,692,000 of 6.00% coupons (Track 1)

$ 256,826,000 of 6.00% coupons (Track 2)

Issuer: GSR Mortgage Loan Trust 2003-5F

Underwriter: Goldman, Sachs & Co.

Originator: 64% originated by Wells Fargo Home Mortgage Inc., and 36% originated by ABN Amro Mortgage Group, Inc.

Servicer: Wells Fargo Home Mortgage Inc. and ABN Amro Mortgage Group, Inc.

Trustee: JPMorgan Chase Bank

Type of Issuance: Public

Servicing Advancing: Yes, subject to recoverability.

Compensating Interest: Yes, to the extent of the servicing fee for such Distribution Date

Legal Investment: The senior certificates are SMMEA eligible at settlement

Interest Accrual: Prior calendar month

Clean Up Call: 1% of the Cut-off Date principal balance of the loans

ERISA Eligible: Underwriter’s exemption may apply to senior certificates, however prospective purchasers should consult their own counsel

Tax Treatment: REMIC; senior certificates are regular interests

Structure: Senior/Subordinate; shifting interest structure with a five-year prepayment lockout to junior certificates.  Subordinate certificates will be cross-collateralized across the two tracks.

Expected Subordination: 2.50% +/- 0.50%

Expected Rating Agencies: 2 of the 3 of: S&P, Fitch or Moody’s

Minimum Denomination: Senior certificates – $25,000

Delivery: Senior certificates – DTC

•

The overall expected amount of credit support for the senior certificates is 2.50% +/- 0.50% on the securities in the form of subordination of Tracks 1 and 2 with a shifting interest structure and five-year prepayment lockout to junior certificates.

•

Collateral consists primarily of conventional 30 year fixed-rate mortgage loans secured by first liens on one- to four-family residential properties, of which 64% were originated by Wells Fargo Home Mortgage Inc., and 36% were originated by ABN Amro Mortgage Group, Inc.

•	The amount of senior certificates is approximate and may vary by up to 5%.
Time Table
	Expected Settlement:	May 30, 2003
	Cut-off Date:	May 1, 2003
	First Distribution Date:	June 25, 2003
	Distribution Date:	25th of each month or next business day

Preliminary Collateral Information	Total	Track 1	Track 2
Total Outstanding Principal Balance ($):	$591,300,000	$327,889,000	$263,411,000
Number of Mortgage Loans:	1,356	759	598
Average Principal Balance of the Mortgage Loans ($000's):	436	432	441
Weighted Average Annual Mortgage Interest Rate:	6.91%	7.04%	6.76%
Expected Administrative Fees (Includes Servicing and Trustee):	0.25%	0.25%	0.25%
Weighted Average Amortized Term To Maturity:	345	344	346
Weighted Average Seasoning:	12	13	12
Weighted Average Current Loan-To-Value Ratio:	69%	69%	68%
Owner Occupied:	96%	95%	97%
Single Family / Detached PUD's:	92%	92%	93%
Current FICO:	733	730	738
State Concentration > 10%:	CA 43% NY 10%	CA 46% NY 12%	CA 40%
Servicer Percentages: ABN Amro	36%	45%	24%
Wells Fargo	64%	55%	76%

*  The sum of all tracks may not add up to the Totals in the deal due to truncation of balances.

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This material is for your private information and we are not soliciting any action based upon it.  This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  Neither the issuer of the certificates nor Goldman, Sachs & Co., nor any of their affiliates makes any representation as to the accuracy or completeness of the information herein.  By accepting this material the recipient agrees that it will not distribute or provide the material to any other person.  The information contained in this material may not pertain to any securities that will actually be sold.  The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected therein.  We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes.  We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned herein or derivatives thereof (including options).  This material may be filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into an effective registration statement previously filed with the SEC under Rule 415 of the Securities Act of 1933, including in cases where the material does not pertain to securities that are ultimately offered for sale pursuant to such registration statement.  Information contained in this material is current as of the date appearing on this material only.  Information in this material regarding the securities and the assets backing any securities discussed herein supersedes all prior information regarding such securities and assets.  Any information in this material, whether regarding the assets backing any securities discussed herein or otherwise, is preliminary and will be superseded by the applicable prospectus supplement and any other information subsequently filed with the SEC.  The information contained herein will be superseded by the description of the mortgage pool contained in the prospectus supplement relating to the certificates and supersedes all information contained in any collateral term sheets relating to the mortgage pool previously provided by Goldman, Sachs & Co. In addition, we mutually agree that, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman Sachs imposing any limitation of any kind. Further information regarding this material may be obtained upon request.

This material is furnished to you solely by Goldman, Sachs & Co., acting as underwriter and not as agent of the issuer.